CERTIFICATE OF TRUST

OF

ELEVATION ETF TRUST

(a Delaware Statutory Trust)

This Certificate of Trust of Elevation ETF Trust (the “Trust”), dated as of November 30, 2015, is being duly executed and filed on behalf of the Trust by the undersigned, as the initial Trustee, for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. Section 3801, et seq.) (the “Act”) and sets forth the following:

1.	NAME. The name of the statutory trust formed hereby is Elevation ETF Trust.

2.	REGISTERED AGENT. The business address of the registered office of the Trust in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.	EFFECTIVE DATE. This Certificate of Trust shall be effective upon the date and time of filing.

4.	SERIES TRUST. Notice is hereby given that, pursuant to Section 3804 of the Delaware Statutory Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof. Subsequent to the filing of this Certificate of Trust and prior to or within 180 days following the first issuance of beneficial interests in the Trust, the Trust will register with the United States Securities and Exchange Commission as an investment company under the Investment Company Act of 1940, as amended, as referenced in Section 3807(b) of the Delaware Statutory Trust Act.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/Jeremy O. May	November 30, 2015
Jeremy O. May, as initial Trustee and not individually